Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of June 10th, 2009 by and between OXiGENE, Inc., a Delaware corporation (“OXiGENE”), and Peter Langecker (the “Executive”).
W I T N E S S E T H :
     WHEREAS, OXiGENE and Executive desire to enter into an employment agreement relating to the position of OXiGENE’s Executive Vice President and Chief Development Officer.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, OXiGENE and Executive hereby agree as follows:
     1. Employment
     Executive shall serve in the capacity of Executive Vice President and Chief Development Officer, and shall have the duties, responsibilities and authority assigned to Executive by OXiGENE’s Chief Executive Officer to whom he shall report.
     Executive, so long as he is employed hereunder, (i) shall devote substantially all of his full professional time and attention to the services required of him as an employee of OXiGENE, except as otherwise agreed and except as permitted in accordance with paid vacation time subject to OXiGENE’s existing vacation policy, and subject to OXiGENE’s existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability, (ii) shall use his best efforts to promote the interests of OXiGENE, and (iii) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. Notwithstanding the above, Executive may continue to serve as a consultant/advisor for the entities listed on Exhibit A provided that such service does not create any conflicts, ethical or otherwise, with Executive’s responsibilities to OXiGENE and further provided that Executive’s time commitments do not unreasonably interfere with his fulfillment of his responsibilities hereunder, as determined by OXiGENE.
     2. Term
     The term of Executive’s employment under this Agreement shall commence at a date mutually agreed upon by the parties, in any case not later than June 30, 2009, and shall continue until terminated by either party in accordance with Section 6 hereof (the “Employment Term”).
     3. Base Salary; Stock Options, Sign-on Bonus
     3.1 During the Employment Term, Executive initially shall be paid an annual base salary in the amount of $350,000 (such amount as adjusted, from time to time, the

“Base Salary”), payable in biweekly (26) installments in accordance with OXiGENE’s payroll schedule from time to time in effect. The Base Salary will be subject to review annually or on such periodic basis (not to exceed annually) as OXiGENE reviews the compensation of OXiGENE’s other senior executives and may be adjusted upwards in the sole discretion of the Board of Directors of OXiGENE (the “Board”) or its designee. Executive will be eligible during each year of the Employment Term for consideration for an annual bonus (the “Annual Bonus”) equal to up to forty percent (40%) of his then-current Base Salary, based upon OXiGENE’s assessment of the performance of Executive and OXiGENE at the sole discretion of OXiGENE, to be paid prior to March 15th of the year following the year in which the Annual Bonus is earned. The Annual Bonus is based on the achievement of individual and Company written goals established on an annual basis and on overall Company performance. Executive shall be eligible for a pro-rated Annual Bonus for 2009. The Board may in its discretion award Executive a more generous bonus.
     3.2 OXiGENE shall grant to Executive, subject to approval by the Compensation Committee of the Board, options to purchase two hundred fifty thousand (250,000) shares of OXiGENE’s common stock at an exercise price equal to the fair market value of such stock on the date of grant pursuant to and in accordance with the terms of OXiGENE’s 2005 Stock Plan (the “Stock Plan”) and OXiGENE’s standard form of option agreement within 60 days of Executive’s first day of employment. To the extent allowed by law, the options shall be treated as incentive options. The options shall vest in four equal annual increments over the four (4) year period measured from the date of grant of such options, with vesting to begin on the one (1) year anniversary of the grant date. In addition, Executive shall be eligible to receive stock option grants, stock bonuses, restricted stock grants or other equity compensation awards granted to Executive from time to time by the Board in its sole discretion and to participate in any equity compensation plan that may be established by OXiGENE for Executive or its executive team generally.
     3.3 Executive shall earn a signing bonus (the “Commencement Bonus”) in the amount of seventy thousand dollars ($70,000), payable on the first payroll date following Executive’s first day of employment. If Executive’s employment hereunder is terminated either by OXiGENE for Cause or voluntarily by Executive in the absence of a Good Reason (as defined in Section 6.6) within one (1) year of the Commencement Date, Executive will promptly repay a portion of the Commencement Bonus equal to the amount of the Commencement Bonus, net of applicable taxes and deductions, multiplied by a fraction, the numerator of which equals the number of days from the effective date of such termination to the first anniversary of the Commencement Date and the denominator of which will be 365.
4.	Benefits

Executive shall be entitled to participate in employee benefit plans and arrangements made available by OXiGENE generally to OXiGENE employees of comparable title or responsibilities during the Employment Term.

     5. Business Expenses
     5.1 Executive shall be entitled to receive an American Express Corporate Card (or other card should OXiGENE change to another card issuer), for business related expenses and prompt reimbursement will be made for all reasonable and customary expenses incurred by him in performing services hereunder during the Employment Term; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by OXiGENE.
     6. Termination
     6.1 Executive may resign from employment with OXiGENE upon written notice to OXiGENE.
     6.2 If Executive’s employment is terminated by OXiGENE other than for Cause (as defined below) or Executive’s disability, then OXiGENE shall provide to Executive the following termination compensation:
(a)	payments equal to Executive’s then-current Base Salary for a period of twelve (12) months, payable on OXiGENE’s normal paydays.

(b)	a payment equal to the portion of the Executive’s Base Salary that has accrued prior to any termination of the Executive’s employment with OXiGENE that has not yet been paid;

(c)	to the extent required by law and OXiGENE’s policy, an amount equal to the value of the Executive’s accrued but unused vacation days;

(d)	the amount of any expenses properly incurred by the Executive on behalf of OXiGENE prior to any termination and not yet reimbursed;

(e)	the Annual Bonus related to the most recently completed calendar year, if not already paid, and

(f)	should Executive timely elect and be eligible for COBRA coverage, payment of Executive’s COBRA premiums for the Executive and the Executive’s immediate family’s medical and dental insurance coverage for a period of twelve (12) months; provided, that OXiGENE shall have no obligation to provide such coverage if Executive becomes eligible for medical and dental coverage with another employer. Executive shall give prompt written notice to the Company on attaining such eligibility.

     Such payments described in Sections 6.2 (b), (c) and (e), shall be payable upon Executive’s last day of employment, or as otherwise allowable by law; such payments described in Section (d) shall be payable upon Executive’s last day of employment, or on the earliest practicable date after Executive provides proof of the expenses and the business purpose thereof. Such payments described in Sections 6.2(a) and (f), unless otherwise required by law, shall be paid or commence to be paid within ninety (90) days of Executive’s termination of employment provided Executive has delivered to OXiGENE and has not thereafter revoked a general release within forty-five (45) days of Executive’s termination of employment.
     6.3 If, following any Change in Control (as such term is defined below) and prior to the expiration of one (1) year from the date of such Change in Control, (1) Executive’s employment is terminated (other than for Cause or the Executive’s disability) or (2) in the event of a termination with Good Reason, then
(a)	Executive shall receive, within sixty (60) days after Executive’s termination of employment:
(i)	A lump sum payment of an amount equal to twelve (12) months of Executive’s then current Base Salary; and

(ii)	the termination compensation described in Sections 6.2(b), (c), (d), (e) and (f) above, payable as described, and subject to the conditions set forth in Section 6.2, above.
(b)	All stock options, stock appreciation rights, restricted stock, and other incentive compensation granted to the Executive by OXiGENE shall vest and be immediately exercisable. Executive may exercise all such vested options and rights, and shall receive payments and distributions accordingly
“Change in Control” shall mean the occurrence of any of the following events:
(i)	Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of OXiGENE representing more than fifty percent (50%) of the total voting power represented by OXiGENE’s then outstanding voting securities (excluding for this purpose any such voting securities held by OXiGENE or its affiliates or by any employee benefit plan of OXiGENE) pursuant to a transaction or a series of related transaction which the Board of Directors does not approve; or

(ii)	Merger/Sale of Assets. (A) A merger or consolidation of OXiGENE whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of OXiGENE outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of OXiGENE or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of OXiGENE approve an agreement for the sale or disposition by OXiGENE of all or substantially all of OXiGENE’s assets; or

(iii)	Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of OXiGENE as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to OXiGENE).
For purposes of this Agreement, a Change in Control must also meet the requirements of a “Change in Control Event” within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5).
     6.4 Except as otherwise set forth in this Section 6 or as required by applicable law, all obligations of OXiGENE under this Agreement shall cease if, during the Employment Term, OXiGENE terminates Executive for Cause or Executive resigns for other than Good Reason. Upon such termination, Executive shall be entitled to receive only the termination compensation described under Sections 6.2(b), (c), (d) and (e).
     6.5 For the purposes of this Agreement, the term “Cause” shall mean any of the following:
(a)	Executive’s substantial failure to perform any of his duties hereunder or to follow reasonable, lawful directions of the Board or any officer to whom Executive reports;

(b)	Executive’s willful misconduct or willful malfeasance in connection with his employment;

(c)	Executive’s conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any state thereof, or any other crime involving moral turpitude;

(d)	Executive’s material breach of any provision of this Agreement, OXiGENE’s bylaws or any other agreement with OXiGENE; or

(e)	Executive’s engaging in misconduct that causes significant injury to OXiGENE, financial or otherwise, or to its reputation; or

(f)	any act, omission or circumstance constituting cause under the law governing this Agreement.
If Cause arises under Section 6.5(a), (b), (d), (e), or (f), Executive shall be given a minimum period of thirty (30) days to reasonably cure such Cause (if reasonably subject to cure).
     6.6 For the purposes of this Agreement, “Good Reason” shall mean: (i) without the Executive’s express written consent, any material reduction in Executive’s title, or responsibilities compared to those prior to a Change in Control (as such term is defined in Section 6.3); (ii) relocation of more than 60 miles; (iii) without the Executive’s express written consent, a material reduction by OXiGENE in the Executive’s total compensation as in effect on the date hereof or as the same may be increased from time to time, provided that it shall not be deemed a material reduction if (a) the amount of Executive’s Annual Bonus is less than the amount of any previously awarded Annual Bonuses or (b) a benefit is amended and such amendment affects all eligible executive participants; or (iv) OXiGENE breaches a material term of this Agreement and such breach has remained uncured for a minimum of thirty (30) days after Executive has notified OXiGENE of breach. To be effective, such notice must be in writing and set forth the specific alleged Good Reason for termination and the factual basis supporting the alleged Good Reason. For purposes of this Agreement, Good Reason must also meet the requirements for a good reason termination in accordance with Treasury Regulation §1.409A-1(n)(2), and any successor statute, regulation and guidance thereto.
     6.7 The foregoing payments upon Executive’s termination shall constitute the exclusive payments due Executive upon termination of his employment with OXiGENE under this Agreement or otherwise, provided, however that except as stated above, such payments shall have no effect on any benefits which may be payable to Executive under any plan of OXiGENE which provides benefits after termination of employment.
     7 Taxes.
     Any amounts or benefits payable or provided to Executive hereunder shall be paid or provided to Executive subject to all applicable taxes required to be withheld by OXiGENE pursuant to relevant federal, state and/or local law. Executive shall be solely responsible for all taxes imposed on Executive by reason of his receipt of any amounts of compensation or benefits payable hereunder and OXiGENE makes no representation, warranty or promise regarding the tax treatment of any payment or benefit provided to Executive.
     8 Non-Competition/Non-Solicitation

     8.1 While Executive is employed by OXiGENE, Executive shall not, for himself or on behalf of any other person or entity, directly or indirectly, whether as principal, partner, agent, independent contractor, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, be concerned or connected with, or employed by, engage in or have a financial interest in any Restricted Business (as defined in Section 8.3) anywhere in the world (the “Restricted Territory”) except that nothing in this Agreement shall preclude Executive from purchasing or owning securities of any such business if such securities are publicly traded, and provided that Executive’s holdings do not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such Restricted Business.
     8.2 For the purposes of this Agreement, the term “Restricted Business” shall mean any person, partnership, corporation, business organization or other entity (or a division or business unit of any entity) whose primary business is the research, development, manufacture, marketing or selling of products or services that are the same as or similar to those that OXiGENE is researching, developing, manufacturing, marketing or selling during Executive’s employment with OXiGENE, provided that (i) after Executive’s employment with OXiGENE has terminated, this definition shall apply only with respect to products and services that are the same as or similar to those that OXiGENE was engaged in or developing during the immediately prior two (2) years of Executive’s employment with OXiGENE; (ii) nothing in this definition shall operate to prevent Executive from working for or with respect to any subsidiary, division or affiliate (each, a “Unit”) of an entity if that Unit is not itself a Restricted Business, irrespective of whether another Unit of such entity constitutes a Restricted Business (as long as Executive does not provide any services for such other Unit); and (iii) Restricted Business will not include researching, developing, manufacturing, marketing or selling products or services other than those specific products (vascular disrupting agents) being researched, developed, manufactured, marketed, or sold by or on behalf of OXiGENE when Executive’s employment with OXiGENE terminates.
     8.3 While Executive is employed by OXiGENE, and for a period of twelve (12) months following the termination of his employment (the “Non-Solicitation Period”), neither Executive nor any Executive-Controlled Person (as defined below) will, without the prior written consent of OXiGENE, directly or indirectly solicit for employment, or make an unsolicited recommendation to any other person that it employ or solicit for employment any person who is or was, at any time during the one (1) year period prior to the termination date, an officer, Executive or key employee of OXiGENE or any affiliate of OXiGENE. As used in this Agreement, the term “Executive-Controlled Person” shall mean any company, partnership, firm or other entity as to which Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
     8.4 The provisions contained in this Section 8 as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this Section 8 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.
     8.5 Executive agrees that the provisions of this Section 8 are reasonable and necessary for the protection of OXiGENE and that they may not be adequately enforced by an action for damages and that, in the event of a material breach thereof by Executive or any Executive-Controlled Person, OXiGENE shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation, without the necessity of the posting of any bond by OXiGENE. Executive further covenants under this Section 8, that OXiGENE shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation. Such a remedy shall, however, be cumulative and not exclusive and shall be in addition to any injunctive relief or other legal equitable remedy to which OXiGENE is or may be entitled
     9 Indemnification
     OXiGENE, to the extent permitted by its Articles and By Laws, shall indemnify the Executive for all claims, losses, expenses, costs, obligations, and liabilities of every nature whatsoever incurred by the Executive to any third party as a result of the Executive’s acts or omissions as an employee of OXiGENE, but excluding from such indemnification any claims, losses, expenses, costs, obligations, or liabilities incurred by the Executive as a result of the Executive’s bad faith, willful misconduct or gross negligence.
     10 Attorney’s Fees and Expenses
     OXiGENE and Executive agree that in the event of litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party to the prevailing party’s reasonable attorney fees and expenses. Reimbursements under this Section 10 will be paid within sixty (60) days from the date it is determined that Executive is entitled to payment under this Section 10.
     11 Amendments
     This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.
     12 Assignments
     Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party; provided, however, that any payments and benefits owed to Executive under this Agreement shall inure to the benefit of his heirs and personal representatives.

     13 Waiver
     Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.
     14 Severability
     In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     15 Notices
     All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
If to OXiGENE:
OXiGENE, Inc.
701 Gateway Boulevard, Suite 210
South San Francisco, CA 94080
Attn: John Kollins or his successor
Or to such other address or such other person as Executive or OXiGENE shall designate in writing in accordance with this Section 15, except that notices regarding changes in notices shall be effective only upon receipt.
     16 Headings
     Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
     17 Governing Law; Venue; Jury Waiver
     This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without reference to the principles of conflict of laws. Each of the parties hereto consents to the jurisdiction of the federal and state courts of the Commonwealth of Massachusetts in connection with any claim or controversy arising out of or connected with this Agreement, and said courts shall be the exclusive fora for the resolution of any such claim or controversy. Service of process in any such proceeding may be made upon each of the parties hereto at the address of such party as determined in accordance with Section 15 of this Agreement, subject to the applicable rules of the court in which such action is brought. Both the Executive and OXiGENE waive any right they may have to a trial by jury and agree that any dispute between them arising from or relating to the Agreement or the Executive’s employment shall be tried by a judge sitting without a jury.
     18 All Other Agreements Superseded
     Except for Executive’s Confidentiality and Inventions Agreement, which the Executive shall sign as a condition of his employment and of the effectiveness of this Agreement, this Agreement contains the entire agreement between Executive and OXiGENE with respect to all matters relating to Executive’s employment with OXiGENE and, as of the date hereof, will supersede and replace any other agreements, written or oral, between the parties relating to the terms or conditions of Executive’s employment with OXiGENE.
     19 Compliance with Code Section 409A
     19.1 If any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, or any successor statute, regulation and guidance thereto (“Code Section 409A”), any termination of employment triggering payment of such benefits must constitute a “separation from service” under Code Section 409A before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of Executive, but shall only act as a delay until such time as a “separation from service” occurs.
     19.2 It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. Neither OXiGENE nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A.
     19.3 Any reimbursements or direct payment of Executive’s expenses subject to Code Section 409A shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by the Executive. Any reimbursement or right to direct payment of Executive’s expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year and a reimbursement or payment of Executive’s expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.
     19.4 Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A(a)(1). Any provision inconsistent with Code Section 409A will be read out of the Agreement. For purposes of clarification, this Section 19.4 shall be a rule of construction and interpretation and nothing in this Section 19.4 shall cause a forfeiture of benefits on the part of the Executive.
     19.5 Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to Executive pursuant to this Agreement as a result of Executive’s termination of employment is “deferred compensation” subject to Code Section 409A, and if Executive is a “Specified Employee” (as defined under Code Section 409A) as of the date of Executive’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Code Section 409A, the payment of benefits, if any, scheduled to be paid by Company to Executive hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since Executive’s termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 19(e) shall be paid in a lump sum after six (6) months have elapsed since Executive’s termination of employment. Any other payments will be made according to the timing provided for herein.
     IN WITNESS WHEREOF, OXiGENE and Executive have caused this Agreement to be executed as of the date first above written.

/s/ Peter Langecker
Peter Langecker

OXiGENE, Inc.

By:	/s/ John Kollins
Name:	John Kollins
Title:	CEO

     Exhibit A
ACCEPTABLE ONGOING CONSULTING/ADVISOR RELATIONSHIPS
-	InterWest Partners, including their specific portfolio companies:
o	RadioRx (oxygen radical donors for cancer and other indications)

o	Drais Pharmaceuticals (oxygen radical donors for cancer and other indications)

o	Diatos S.A. (targeted drug delivery in cancer)
-	Versant Ventures

-	Isis-Integrated Strategic, Woodside, CA, Commercial research service, (Breast cancer focus)

-	RRD International (inactive at this point)

-	Co-Ownership interest in 3 shell companies holding IP assigned where Peter Langecker is inventor or co-inventor:
o	A privately held shell company ComGenRx (incorporated in Delaware)

o	A privately held shell company Xvasive (incorporated in Delaware)

o	A privately held shell company Alchemyrx (incorporated in Delaware)
▪	These shell companies have assigned rights to Peter Langecker’s inventions and original works of authorship:
-	A method of treating a tumor in a patient comprising the use of an effective amount of a cardiac glycoside, utilizing targeted drug delivery and combination with other pharmaceuticals to control biodistribution and side effects.

-	A method of treating a tumor in a patient comprising the use of an effective amount of an estrogen receptor blocker, an aromatase inhibitor and an insulin sensitizer.

-	A method of treating commonly observed side effects with the use of sildenafil in a combination pill

-	A method of preventing a common side effect with the use of paracetamol (liver injury) by combining it with another compound (used commonly for a different indication)

-	A method of treating a tumor in a patient comprising the use of an effective amount of an oxygen-carrying agent that releases free oxygen radicals when irradiated by energy-rich radiation, magnetic filed or other means.

-	A method for treating drug addiction (heroin, cocaine) in a patient by providing transdermally delivered specific abuse-reducing drug on skin patches with continuously reduced surface area.

-	A method of treating a drug addiction (heroin) in a patient comprising the use of an effective amount of a transdermally delivered buprenorphine on skin patches with continuously reduced surface area.